THIRD AMENDMENT TO LICENSE AGREEMENT

THIS THIRD AMENDMENT TO LICENSE AGREEMENT is made as of this 1st day of July, 2022 by and between COOLSPRING STONE SUPPLY COMPANY, INC., a Pennsylvania corporation with its principal office in North Union Township, Pennsylvania 15401 (“Coolspring”) and DMC GLOBAL INC. DBA NOBELCLAD , a Delaware corporation with a business address at 1138 Industrial Park Drive, Mt. Braddock, PA 15465 (“DMC”).

WITNESS:

WHEREAS, Coolspring and DMC are parties to a July 29, 2008 License Agreement as amended by a First Amendment to License Agreement dated as of September 24, 2012 and a Second Amendment to License Agreement dated as of April 1, 2018 relating to access and use of a portion of Coolspring Mine No. 1 located within the boundaries of real estate leased to Coolspring pursuant to a Lease referenced and defined in the License Agreement; and

WHEREAS, pursuant to Paragraph No. 2 of the Second Amendment to License Agreement DMC has an option to extend the length thereof on terms, including the amount of the License Fee, mutually agreeable to Coolspring and DMC; and

WHEREAS, based on a series of discussions Coolspring and DMC have agreed upon terms and conditions for extension of the License Agreement as are set forth herein.

NOW, THEREFORE, in consideration of their mutual promises and the consideration set forth herein, and intending to be legally bound thereby Coolspring and DMC agree as follows:

1.Reaffirmation. Except as specifically modified and amended pursuant to this Third Amendment, the License Agreement as amended by the First and Second Amendments is hereby ratified and reaffirmed in all respects.

2.Term/Option for Extension. The term of the License Agreement is hereby extended for a five year period commencing April 1, 2023 and terminating March 31, 2028, subject to all termination rights set forth in the License Agreement as previously amended. Provided DMC is not in default of any obligation it shall have the option at the expiration of the term ending March 31, 2028 to extend the term of this License Agreement for an additional term through and including March 31, 2033 on terms, including the amount of the License Fee, that are mutually agreeable to Coolspring and DMC. DMC shall provide Coolspring with written notice of its intention to exercise the option set forth herein not later than December 31, 2027. If DMC timely provides written notice of its intention to exercise the option to extend Coolspring, then DMC and Coolspring shall engage in good faith negotiations regarding the terms applicable to the extended term, including the amount of the License Fee. If mutually acceptable terms are agreed to, the terms shall be set forth in a further amendment to this License Agreement as previously amended. If, despite good faith negotiations, Coolspring and DMC cannot agree on mutually acceptable terms then the option to extend beyond March 31, 2028 shall expire and be null and void, and this License Agreement shall terminate on March 31, 2028.

3.License Fee. In consideration of the grant and use of the license provided hereunder, DMC agrees to pay to Coolspring the sum of Two Hundred Thousand Dollars($200,000) per year for each of the five years commencing April 1, 2023 that this License Agreement is in effect, payable in advance on or before the first day of each month in equal monthly installments of Sixteen Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($16,666.67) each, which monthly installment shall be paid to Coolspring at the address set forth in Section 23 of the License Agreement. Given that this Third Amendment is dated as of July 1, 2022, DMC shall have until April 1, 2023 to deliver its first $16,666.67 installment due under this Third Amendment; thereafter monthly payments will be due on or before the first of each month.

4.DMC’s Use of Coolspring Mine No. 1. The license granted to DMC, as defined in the License Agreement as amended by the First Amendment and the Second Amendment, is reaffirmed and restated except for the following modification:

a.The provisions of Paragraph No. 4(b) of the Second Amendment are amended by deleting the limitation to 96 days in any 12-month period.

5.Early Termination. Notwithstanding the other terms and conditions of this Third Amendment, DMC shall have the option to notify Coolspring in writing on or before December 31, 2026 of its election to terminate the License Agreement effective March 31, 2027 instead of March 31, 2028. As consideration for Coolspring’s agreement to early termination, DMC shall pay to Coolspring One Hundred Thousand Dollars ($100,000) to partially compensate Coolspring for the rental it will not collect for the fiscal year beginning April 1, 2027 and ending March 31, 2028. Should DMC exercise this option, all options for extension of the License Agreement will similarly terminate and be of no further force or effect.

6.Warranty by Coolspring. Coolspring warrants and represents that it is authorized under its lease for Coolspring Mine No. 1 to enter into and perform this Third Amendment and that it will defend any claim by any lessor to the contrary. Notwithstanding the foregoing, however, should it be determined that the lease to Coolspring of Coolspring Mine No. 1 will not permit the activities set forth in this Third Amendment, Coolspring’s liability to DMC shall be for compensatory damages only which, in no event, shall exceed the amount theretofore paid by DMC to Coolspring under this Third Amendment.

7.Caption/Counterparts. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Third Amendment or in any way affect its provisions. This Third Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to License Agreement as of the date first written above.

COOLSPRING STONE SUPPLY COMPANY, INC.

/s/ William R. Snoddy
William R. Snoddy, President

DMC GLOBAL INC. DBA NOBELCLAD

/s/ Chad H. Toth
Authorized Officer
Chad H. Toth, Director of Global Operations